                                  EXHIBIT 99.1

July 17, 2003

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2003 of $1.59 million, or $.50 per diluted share, compared to $1.90 million, or $.61 per diluted share, for the same period last year. Net income for the first six months of 2003 was $3.23 million, or $1.02 per diluted share, compared to net income of $3.44 million, or $1.10 per diluted share, for the same period last year.

Net income was down primarily due to a decrease in net interest income. Net interest income decreased 10.7% to $5.39 million for the second quarter of 2003 from $6.04 million for the same quarter last year. Interest income decreased to $8.93 million for the second quarter of 2003 from $10.38 million during the same period last year. Although average earning assets increased 4.7% for the second quarter of 2003 compared to the prior year, the decrease in average yield to 5.53% from 6.72% for the same periods exceeded the effect of those gains. Interest expense decreased 18.7% to $3.53 million during the second quarter of 2003 from $4.34 million during the same period last year to partially offset the decrease in interest income. Average interest-bearing liabilities for the second quarter increased 3.07% from last year to $584.0 million, and their cost decreased from 3.07% during the second quarter of last year to 2.43% in the second quarter of this year. Tax-equivalent net interest margin decreased to 3.47% for the second quarter of this year from 4.06% for the second quarter of last year. Year to date net interest income decreased 5.8% during the first half of 2003 compared to the first half of last year.

The provision for loan losses was $487,000 during the second quarter of 2003 compared to $475,000 during the second quarter of last year. For the first six months of 2003, the provision increased 20.9% to $1.03 million from $850,000 for the same period last year. The higher provision for loan losses in the first half of 2003 is attributable to increased net charge-offs of $979,000, compared to $854,000 for the first six months in 2002.

Non-interest income, excluding securities gains, was $2.30 million, 1.2% above the second quarter of 2002 due primarily to increases in service charges on deposits and insurance agency commissions. Year-to-date non-interest income, excluding securities gains, was $4.36 million, 3.1% above the first half of 2002. The Company also realized gains on securities sold of $361,000 and $907,000 in the second quarter and first six months of 2003, compared to $34,000 for the three and six months ended June 30, 2002.

Non-interest expense was $5.52 million for the second quarter of 2003, compared to $5.53 million for the same quarter last year. For the first six months of 2003, non-interest expense increased 3.7% over the same period last year to $11.2 million. The increase occurred primarily in salaries and benefits expense.

Performance ratios for the second quarter of 2003 included a return on assets of ..92%, and a return on equity of 10.94%. For the first half of 2003, return on assets was .94% and return on equity was 11.21%.

Total assets grew 1.7% from last year to $691.5 million. Net loans were $399.1 million, an increase of 4.8%, and total deposits decreased from $474.1 million to $470.6 million. Book value per share was $18.13 and equity to assets was 8.5% as of June 30, 2003.

On June 17, 2003 the Board of Directors declared a dividend of $0.24 per share, payable July 25, 2003 to shareholders of record on June 30, 2003. This is an increase of 4.3% from the second quarter of 2002.

NB&T Financial Group, Inc. & Subsidiaries
Consolidated Financial Highlights
(thousands, except per share data)
(unaudited)

                                          For the Three Months Ended           For the Six Months Ended
                                                  June 30                               June 30
                                                              Percent                                Percent
                                     2003          2002       Change         2003         2002       Change
                                   ---------     ---------   ---------     ---------    ---------   ---------
Interest income                    $   8,926     $  10,383       (14.0)%   $  18,176    $  20,809       (12.7)%

Interest expense                       3,532         4,343       (18.7)        7,178        9,128       (21.4)
                                   ---------     ---------                 ---------    ---------

  Net interest income                  5,394         6,040       (10.7)       10,998       11,681        (5.8)

Provision for loan losses                487           475         2.6         1,027          850        20.9
                                   ---------     ---------                 ---------    ---------

  Net after provision                  4,907         5,565       (11.8)        9,971       10,831        (7.9)

Securities gains (losses)                361            34          --           907           34          --

Non-interest income                    2,299         2,272         1.2         4,362        4,231         3.1

Non-interest expense                   5,515         5,533        (0.3)       11,202       10,801         3.7
                                   ---------     ---------                 ---------    ---------

  Income before income tax             2,052         2,338       (12.2)        4,038        4,295        (6.0)

Income tax                               461           439         5.0           810          857        (5.5)
                                   ---------     ---------                 ---------    ---------

  Net income                       $   1,591     $   1,899       (16.2)    $   3,228    $   3,438        (6.1)
                                   =========     =========                 =========    =========

Per share:

Net income - basic                 $    0.51     $    0.62       (17.7)%   $    1.03    $    1.11        (7.2)%
Net income - diluted               $    0.50     $    0.61       (18.0)         1.02         1.10        (7.3)
Dividends                               0.24          0.23         4.3          0.48         0.46         4.3
Book value (a)                         18.13         17.03         6.4

Ratios:

Return on Assets                        0.92%         1.13%      (18.8)%        0.94%        1.02%       (7.6)%
Return on Equity                       10.94         14.83       (26.2)        11.21        13.50       (17.0)
Equity to Assets Ratio                  8.50          8.04         5.7

                                            June 30
                                                               Percent
                                      2003          2002        Change
                                   ---------     ---------     --------

Cash and due from banks            $  19,347     $  18,719         3.4%
Short-term funds                       9,695         1,259       670.0
Securities                           217,955       234,489        (7.1)
Loans-net                            399,071       380,621         4.8
Other assets                          45,414        44,868         1.2
                                   ---------     ---------
Total assets                       $ 691,482     $ 679,956         1.7
                                   =========     =========

Demand deposits                    $  50,666     $  51,489        (1.6)
Time deposits                        419,953       422,592        (0.6)
Short-term borrowings                 23,647        24,746        (4.4)
Long-term debt                       134,790       122,150        10.3
Other liabilities                      3,634         4,339       (16.2)
Shareholders' equity                  58,792        54,640         7.6
                                   ---------     ---------
Total liabilities and capital      $ 691,482     $ 679,956         1.7
                                   =========     =========

(a) Includes unallocated ESOP shares